The Clorox Company
Employee Retirement Investment Plan for Puerto Rico

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-16969 and 33-41131 - Post Effective Amendments No. 1 and 2) on Form S-8 of The Clorox Company of our report dated June 25, 2020, relating to the statements of net assets available for benefits of The Clorox Company Employee Retirement Investment Plan for Puerto Rico as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related supplemental information as of December 31, 2019, appearing in this Annual Report (Form 11-K) of The Clorox Company Employee Retirement Investment Plan for Puerto Rico for the year ended December 31, 2019.

/s/ Moss Adams LLP
San Franciso, California
June 25, 2020

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